EXHIBIT 10.18






                                   October 9, 1995


PERSONAL AND CONFIDENTIAL

Mr. Patrick A. O'Ray
1688 West Avenue, #503
Miami Beach, FL  33139

Dear Mr. O'Ray:

     Foodbrands America, Inc. (the "Company") considers it essential to the best interests of the Company to have your services available to the Company. In order to secure your services as Senior Vice President of the Company and President of the Specialty Brands Division (the "Specialty Brands Division"), the Company has offered and you have accepted the terms and conditions for employment set forth in (i) a letter of offer dated September 27, 1995, (ii) a Transition Employment Agreement dated October 9, 1995 (the "Transition Employment Agreement"); and (iii) this agreement (this "Agreement").

     1. Services to be Provided. You agree to devote substantially all of your business time and attention to performing your duties hereunder which include the following:

          a. Responsibility for the day-to-day operation of the Specialty Brands Division. All senior personnel of the Specialty
Brands Division will report to you.

          b. Responsibility for the development and execution of the marketing plan for the Specialty Brands Division.

          c. Responsibility for any interaction between the Specialty Brands Division and the Company's headquarters and other Divisions.

          d. Responsibility for maintaining and negotiating supply and co-packing agreements of the Specialty Brands
Division.

          e. Assisting in the development and execution of the Specialty Brands Division's annual operating plan and five (5) year strategic plan.

          f. Assisting the Company in its interactions with its banks, Wall Street and other financing sources and outside constituencies.

          g. Any other executive duties and responsibilities which may be assigned to you in writing from time-to-time by the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or by the Board of Directors of the Company.

     You shall report to the Chief Executive Officer of the Company, or to his successor or designee, or to such other executive of the Company of comparable rank as the Board of Directors of the Company may direct in writing. In the performance of your employment duties, you shall comply with the Company's policies in effect from time to time.

     2. Compensation. The Company shall provide you with the following minimum compensation and benefits:

          a. Salary. You shall be paid at the rate of $210,000 per annum (such payment shall be referred to in this Agreement as the "Base Compensation"), payable twice monthly in accordance with the policy of the Company. These payments will be subject to withholding for all applicable taxes.

          b.  Bonus.

               (i)  You have received a sign-on bonus of $50,000.

               (ii) For fiscal 1996, the Company shall pay you a minimum cash bonus of $75,000, subject to upward adjustment as provided in this Agreement. Any amount of cash incentive in excess of such amount shall be as provided in the Company's Cash Incentive Plan conditioned upon the Specialty Brands Division achieving the performance targets (referred to in this Agreement as an "EBITDA Target") established by the Board of Directors for 1996. Such cash incentive shall be payable in February 1997. Thereafter, cash incentives shall be based on the Company's Cash Incentive Plan as in effect from time to time.

               (iii)  The Annual Bonus will be paid when the
other bonuses of senior executives of the Company are or would be paid, according to the policy of the Company.

          c. Expenses. The Company shall promptly reimburse you for all reasonable expenses incurred by you in connection with your employment pursuant to the terms of this Agreement, provided you properly account therefor in accordance with the policy of the Company as amended from time-to-time.

          d. Vacations. The Company shall provide you with four weeks of vacation per year, to be taken by you at such time or times as shall be mutually convenient to you and to the Company.

          e. Other Benefits. In addition to the aforementioned items, the Company shall provide or make available to you such benefits as are described in the Offer Letter and such pension and welfare benefit plans and programs of the Company as are provided to other senior executives of the Company (other than executives who are also employees of affiliated entities), and to receive benefits thereunder, in accordance with their respective terms or in accordance with plans or programs providing you with at least substantially equivalent benefits. You shall also be eligible to participate in the 401(k) plan of the Company. Except as otherwise set forth in this Agreement, it is understood that you will not participate in any other stock option or bonus plan of the Company. In addition, the Company shall provide you with a car allowance in accordance with the practice of the Company as of the Effective Date.

          f. Stock Options. As soon as practicable, but in no event later than 90 days after the date of this Agreement, the Company shall cause to be executed, and you shall execute, a stock option agreement with respect to stock options to be granted to you as described in the Offer Letter.

     3. Termination. Your employment hereunder may terminate for any of the following reasons.

          a. Death. Your employment shall terminate upon your "Death."

          b. Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for any six months within any consecutive twelve month period, your employment may be terminated for "Disability."

          c. Cause. Termination by the Company of your employment for "Cause" shall mean termination based upon (i) your indictment for, or conviction of, any felony or any crime involving moral turpitude, (ii) your committing of any theft, fraud or embezzlement which results in your gain or personal enrichment at the expense of the Company, (iii) your failure to follow instructions of the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or of the Board of Directors of the Company,
(iv) your inability to perform your duties and responsibilities as a result of addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician or (v) your breach of any of your obligations under this Agreement including but not limited to breaches of Sections 6, 7 or 8 of this Agreement or misfeasance, malfeasance or nonfeasance of any job responsibilities outlined in this Agreement (Section
1) or as specified by the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or of the Board of Directors of the Company. You may not be terminated for Cause unless the Company has first specified the act, omission or breach forming the basis for such termination in the Notice of Termination (as hereinafter defined) and you have failed or refused to correct such act, omission or breach within ten days of receipt of the Notice of Termination or such act, omission or breach is incapable of being cured.

          d. Voluntary Termination. You may voluntarily terminate your employment at any time (a "Voluntary
Termination").

          e. Termination by the Company. The Company may terminate your employment for any reason (without "Cause"), including, but not limited to, closing or selling the Specialty Brands Division, provided, however, that upon such termination, you will be compensated as provided in Section 4.

          f. Notice of Termination. Any termination of your employment shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section 3. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which shall specify a date as your last day of employment (the "Termination Date").

          g.  Change of Control.  In the event the Transition
Employment Agreement becomes effective as a result of a Change of Control (as defined therein), this Agreement shall terminate and the obligations of the parties shall be governed by the Transition Employment Agreement.

     4.  Compensation Upon Termination or During Disability.
Upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

          a. During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your Base Compensation during such period, and the Bonus for the Bonus Period in which the Disability occurs. During such period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive all compensation payable to you under the Company's disability benefit programs then in effect during such period, unless and until this Agreement shall be terminated pursuant to Section 3(b) of this Agreement.

          b. If your employment shall terminate for any reason other than as set forth in Section 4(c), the Company shall pay your Base Compensation through the date specified as your last day of employment in the Notice of Termination and all other benefits shall be determined under the retirement, insurance and other compensation programs (other than the bonus arrangements described in Section 2(b) of this Agreement) of the Company then in effect in accordance with the terms of such programs.

          c. If your employment shall be terminated by the Company for Cause or as a result of a Voluntary Termination, the Company shall pay you your Base Compensation through the date specified as your last day of employment in the Notice of Termination, and the Company and its affiliates shall have no further obligations to you under this Agreement.

          d. If your employment shall be terminated by the Company without "Cause," (reasons other than for Death, Cause or Disability, or other than as a result of a Voluntary
Termination), the Company shall pay you an amount equal to one-half of your Base Compensation.

     5. Successors; Binding Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, the Company may assign its rights under this Agreement, but no such assignment shall relieve the Company of its obligations hereunder. This Agreement shall be void and of no further force and effect if the Effective Date shall not have occurred.

     6. Non-Competition. Notwithstanding anything to the contrary contained in this Agreement, you may not engage, anywhere in the United States, in any activities, directly or indirectly, that are competitive in any way with the Company or the Specialty Brands Division and may not engage in any business-related activities involving those products currently produced or under development by the Specialty Brands Division until the first anniversary of the termination of your employment under this Agreement. The parties hereto agree that the duration and the geographic area for which the covenant not to compete set forth in this Section 6 is to be effective are reasonable. However, in the event that any court determines that the time period or the geographic area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render it unenforceable. The parties hereto agree that the covenant shall be deemed to be a series of separate covenants, one of each and every state or county of the geographic area where the covenant not to compete is intended to be effective. Notwithstanding anything to the contrary in this Section 6, ownership of less than five percent of the voting stock of any publicly held corporation shall not constitute a violation of this Section 6.

     7. Non-Solicitation. From the Effective Date of this Agreement until the first anniversary of the termination of your employment under this Agreement, you agree not to solicit any individuals or business entities that were customers of the Company or the Specialty Brands Division during your employment and any prospective customers with respect to whom the Company has initiated contacts during the twelve months preceding the termination of your employment. You further agree that for this same period you shall not, directly or indirectly, solicit any employees of the Company or the Specialty Brands Division to leave the employ of the Company or the Specialty Brands Division.

     8. Confidential Information. You shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administrative proceeding or inquiry) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties hereunder, any confidential information obtained by you while in the employ of the Company with respect to the business of the Company or the Specialty Brands Division, assets or operations, including confidential information relating to the properties, accounts, books, records, supplies, trade secrets and contracts of the Company or the Specialty Brands Division.

     9. Return of Documents. Upon termination of your employment for any reason, you agree to return all documents and other property provided to you or prepared by you during your employment with the Company.

     10. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     11. Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the matter to binding arbitration in Oklahoma City, Oklahoma, or at such other location the parties agree by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and you, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

     12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations under Sections 4, 6, 7 and 8 shall survive the termination of your employment.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If you agree that this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                         Sincerely,

                         FOODBRANDS AMERICA, INC



                         By:  (R. Randolph Devening)
                         Name:  R. Randolph Devening
                         Title:   Chairman, President
                                  & Chief Executive Officer


Agreed to this 10th day
of November, 1995


(Patrick A. O'Ray)
Patrick A. O'Ray